UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 15, 2011

HealthSouth Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Officers, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On June 15, 2011, HealthSouth Corporation (the “Company”) issued a press release, attached hereto and incorporated herein by reference as Exhibit 99.1, announcing that it had completed the previously announced optional redemption of $335.0 million aggregate principal amount of its 10.75% Senior Notes due 2016 (“2016 Notes”) pursuant to the terms of the indenture described below.

The redemption price of 105.375% of the principal amount being redeemed resulted in total cash payment by the Company of approximately $353 million. The Company funded this redemption of 2016 Notes with an approximately $150 million draw on its senior secured revolving credit facility and approximately $203 million from cash on hand, which included $100.0 million of proceeds from the term loan entered into in May 2011 and approximately $77 million remaining from the add-on issuance of 7.25% Senior Notes due 2018 and 7.75% Senior Notes due 2022 completed in March 2011. Immediately following the redemption, the Company has approximately $166 million of aggregated outstanding principal amount of 2016 Notes.

A copy of the indenture, dated as of June 14, 2006, among the Company, the subsidiary guarantors named therein and The Bank of Nova Scotia Trust Company of New York, as trustee, which governs the terms of the 2016 Notes and the optional redemption thereof was filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on June 16, 2006.

The information contained in this Current Report on Form 8-K, including information contained in any exhibit incorporated by reference herein, is furnished pursuant to and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The furnishing of this report is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

 ITEM 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

99.1           Press release of HealthSouth Corporation, dated June 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH Corporation

By:	/s/ Douglas E. Coltharp
Name: Douglas E. Coltharp
Title: Executive Vice President and Chief Financial Officer

Dated: June 15, 2011